Exhibit 99.1

Third Quarter 2020

Financial Results

Palantir Technologies Inc.

(NYSE: PLTR)

Palantir Reports Revenue Growth of 52% in the Third Quarter,

Raises Full-Year 2020 Guidance

New Contracts with U.S. Army and National Institutes of Health;

$300 Million Renewal with Aerospace Customer Announced

November 12, 2020

Palantir Technologies Inc. reported its financial results today for the third quarter of 2020.

Summary

•	$289.4 million in revenue in the third quarter, up 52% year-over-year

•	Full-year 2020 revenue guidance raised to a range of $1.070 billion to $1.072 billion, up 44% year-over-year

•	New contracts in third quarter include U.S. Army ($91 million), National Institutes of Health ($36 million), and $300 million renewal with aerospace customer

Management Commentary

Overview

Our growth and momentum across the business have continued.

We generated $289.4 million in revenue in the third quarter of 2020, representing an increase of 52% from the third quarter of 2019, when we generated $190.5 million in revenue.

The demand for our software has increased steadily over the past year in the face of significant economic and geopolitical uncertainty in the United States and abroad.

We are increasing our guidance for our full-year revenue in 2020 to a range of $1.070 billion to $1.072 billion, which would represent a growth rate of 44% over the prior year, when we generated $743 million in revenue.

Financial Results

Our operating results have continued to show significant improvement.

In the third quarter of 2020, we generated revenue of $289.4 million, up 52% year-over-year, which is approximately $9 million above the high end of our prior guidance range.

We incurred a loss from operations of $847.8 million, which includes $847.0 million in stock-based compensation following our recent direct listing.

Our income from operations was $73.1 million when adjusting for $847.0 million in stock-based compensation, $20.2 million in related employer payroll taxes, and $53.7 million in expenses related to the listing.

The demand for our software from customers in both the commercial and government sectors has continued to increase this year.

In the three months ended September 30, 2020, we closed fifteen deals with new and existing customers, each worth $5 million or more in total contract value, including contracts with the U.S. Army and National Institutes of Health, as well as a contract renewal with one of the world’s largest aerospace companies worth $300 million in total contract value over five years.

The average revenue generated per customer through the first nine months of 2020 was $5.8 million, up from $4.2 million per customer, or 38%, from the same period the year before.

Our customer concentration is decreasing. In the nine months ended September 30, 2020, revenue from our top twenty customers constituted 61% of our total revenue for the period, down from 68% in the first nine months of 2019.

We continue to have significant cash reserves. As of September 30, 2020, we had a total of cash and cash equivalents of $1.8 billion.

Government

The U.S. government sector remains a primary area of focus for our business.

Our work with healthcare organizations across the federal government has accelerated this year, and we continue to expand our reach with the nation’s defense and intelligence agencies, including the U.S. Army, Navy, and Air Force.

In September 2020, we were selected among 999 bids for a two-year, $91 million contract with the U.S. Army Research Laboratory to provide artificial intelligence and machine learning capabilities for military planning and defense operations.

Our work with partners across the U.S. federal government in responding to the coronavirus pandemic has increased significantly in recent months.

We were selected in September 2020 by the National Center for Advancing Translational Sciences (NCATS), a federal research organization based in Bethesda, Maryland, and operating under the U.S. National Institutes of Health (NIH), for a $36 million contract to provide our software to the agency for cancer and coronavirus research.

Our software is now being used for coronavirus response and research efforts by the National COVID Cohort Collaborative (N3C), a program run under the NIH that maintains the largest clinical data asset in the world regarding the development of the coronavirus. As part of the research effort, our software was used to integrate clinical data from more than one million patients in the United States in a matter of weeks.

The company’s efforts to assist foreign governments in their response to the coronavirus continues in countries around the world.

In the United Kingdom, for example, our software has been used by the National Health Service to allocate and distribute more than 2.7 billion items of personal protective equipment across the country.

Commercial

We are continuing to see significant momentum in our business across the commercial sector this year, both in the United States and abroad.

In September 2020, we closed a five-year contract renewal with a customer in the aerospace industry that is worth $300 million in total contract value, representing our largest ever contract in the commercial sector.

The lead time for customers to begin using our software has fallen sharply this year, and organizations continue to expand access to our platforms to users across their operations.

An oil and gas customer, one of the largest energy companies in the world, identified a new opportunity to use our software to save costs in connection with oil exploration activities and generated $57 million in cash savings within weeks of starting to use our platform.

The energy company identified an additional $315 million in cost savings opportunities using our software, and the company’s management is currently targeting $1 billion in total savings in the coming year through the use of our platform.

Our software has also been used widely by customers across industries, including the automotive, manufacturing, aviation, healthcare, and banking sectors, to adjust their operations in response to the coronavirus pandemic.

A major consumer goods company in the United States recently turned to Palantir after an investment of more than one hundred million dollars in another enterprise software platform failed to produce results.

The customer began using our software within days to help address disruptions to its supply chain as a result of the pandemic. The company has since expanded its use of the platform to identify cost savings in raw material purchases across its business.

International Expansion

Our expansion in a number of markets abroad continues, including in Japan.

In June 2020, we selected Sompo Holdings, Inc., the Tokyo-based insurance company and Japan’s leading nursing care provider, as our strategic partner. The company is currently one of our most significant shareholders, following its approximately $500 million investment in Palantir this year.

“Sompo’s work is vital to Japan’s welfare and security, and Kengo Sakurada, the company’s group chief executive officer, has been a critical and trusted partner as we work with Sompo to expand our reach in Asia,” said Alexander C. Karp, co-founder and chief executive officer of Palantir Technologies Inc.

We believe that our market opportunity in Japan and the broader region will be significant over the long term.

Our expansion in Asia builds on our already significant presence outside North America, including in Europe, the Middle East, and increasingly South America.

Financial Outlook

We are increasing our revenue guidance for this year and now expect the business to generate a total of $1.070 billion to $1.072 billion in annual revenue in 2020, up 44% year-over-year.

Our annual adjusted operating income in 2020 is expected to be $130 million to $136 million, which excludes stock-based compensation, related employer payroll taxes, and expenses primarily related to our direct listing.

In the fourth quarter of 2020, we expect revenue of $299 million to $301 million, up 30% to 31% from last year, when we generated $229 million in revenue.

Our adjusted operating income for the fourth quarter of 2020 is expected to be $44 million to $50 million, which excludes stock-based compensation and related employer payroll taxes.

We continue to expect that year-over-year revenue growth in 2021 will be greater than 30%.

Non-GAAP Financial Measures

This press release and the accompanying tables contain the non-GAAP financial measure income (loss) from operations, excluding stock-based compensation, related employer payroll taxes, and expenses primarily related to the direct listing.

We believe this non-GAAP financial measure helps us evaluate our business, identify trends affecting Palantir’s business, formulate business plans and financial projections, and make strategic decisions. We exclude stock-based compensation, which is a non-cash expense, from this non-GAAP financial measure because we believe that excluding this item provides meaningful supplemental information regarding operational performance and provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team. Additionally, we exclude expenses primarily related to the direct listing, as they are a one-time nonrecurring charge and employer payroll taxes related to stock-based compensation as it is difficult to predict and outside of the control of the Company. Our definitions may differ from the definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish this or similar metrics. Further, this metric has certain limitations, as it does not include the impact of certain expenses that are reflected in our consolidated statement of operations. Thus, our non-GAAP financial measure income (loss) from operations, excluding stock-based compensation, related employer payroll taxes, and expenses primarily related to the direct listing should be considered in addition to, not as a substitute for, or in isolation from, measures prepared in accordance with GAAP.

We compensate for these limitations by providing a reconciliation of this non-GAAP measure to the most comparable GAAP measure. We encourage investors and others to review our business, results of operations, and financial information in its entirety, not to rely on any single financial measure, and to view this non-GAAP measure in conjunction with the most directly comparable GAAP financial measure.

A reconciliation table of the most comparable GAAP financial measure to the non-GAAP financial measure used in this press release are included with the financial tables at the end of this release. A reconciliation of non-GAAP guidance measures to corresponding GAAP measures is not available on a forward-looking basis without unreasonable effort due to the uncertainty regarding, and the potential variability of, reconciling items that may be incurred in the future such as stock-based compensation, and related employer payroll taxes, the effect of which may be significant.

Additional Definitions

For the purpose of this press release, total contract value includes contractual obligations over the applicable term, including any obligations that are subject to termination for convenience provisions, and any contractual options available to the customer.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding our financial outlook, product development, business strategy and plans, market trends and market size, opportunities, and positioning. These forward-looking statements are made as of the date they were first issued and were based on current expectations, estimates, forecasts, and projections as well as the beliefs and assumptions of management. Words such as “guidance,” “expect,” “anticipate,” “should,” “believe,” “hope,” “target,” “project,” “plan,” “goals,” “estimate,” “potential,” “predict,” “may,” “will,” “might,” “could,” “intend,” “shall,” and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond our control. Our actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to risks detailed in our filings with the Securities and Exchange Commission (the “SEC”), including in our prospectus filed with the SEC pursuant to Rule 424(b), dated September 22, 2020 (the “Prospectus”), our quarterly report on Form 10-Q for the quarter ended September 30, 2020, and other filings and reports that we may file from time to time with the SEC. In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: our ability to successfully execute our business and growth strategy; the sufficiency of our cash and cash equivalents to meet our liquidity needs; the demand for our platforms in general; our ability to increase our number of new customers and revenue generated from customers; our ability to realize some or all of the total contract value of customer contracts as revenue, including any contractual options available to customers or contractual periods that are subject to termination for convenience provisions; our long and unpredictable sales cycle; our ability to retain and expand our customer base; the fluctuation of our results of operations and our key business measures on a quarterly basis in future periods; the seasonality of our business; the complexity and lengthy implementation process for our platforms; our ability to successfully develop and deploy new technologies to address the needs of our customers; our ability to make our platforms easier to install and consume; our ability to maintain and enhance our brand and reputation; news or social media coverage about us, including but not limited to coverage that presents, or relies on, inaccurate, misleading, incomplete, or otherwise damaging information; and any breach or access to customer or third-party data.

The forward-looking statements included in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. We undertake no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release. Past performance is not necessarily indicative of future results.

For additional information on other potential risks and uncertainties that could cause actual results to differ from the results predicted, please see our Prospectus, our quarterly report on Form 10-Q for the quarter ended September 30, 2020, and other filings and reports that we may file from time to time with the SEC.

Earnings Webcast

A public webcast will be held at 3:00 p.m. MT / 5:00 p.m. ET today to discuss the results for our third quarter ended September 30, 2020 and financial outlook. The live public call can be accessed by registering online at

https://event.on24.com/wcc/r/2807592/C75D1314E9AB57402C2D1DB77536ECE5. Following the call, a recorded replay of the webcast will be available via phone at (800) 585-8367 or (416) 621-4642, until midnight (ET) on Thursday, November 19, 2020.

A slide presentation including supplemental financial information and reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures will be available through Palantir’s Investor Relations website at https://investors.palantir.com.

Available Information

Palantir uses its Investor Relations website at https://investors.palantir.com as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor Palantir’s Investor Relations website, in addition to following press releases, SEC filings, public conference calls, and webcasts.

About Palantir

Palantir Technologies Inc. (NYSE: PLTR) is a software company that builds enterprise data platforms for use by organizations with complex and sensitive data environments. From building safer cars and planes, to discovering new drugs and combating terrorism, Palantir helps customers across the public and private sectors transform the way they use their data. The company is based in Denver, Colorado. Additional information is available at www.palantir.com.

Contacts

Investor Relations

Rodney Nelson

investors@palantir.com

Media

Lisa Gordon

media@palantir.com

Palantir Technologies Inc.

1555 Blake Street, Suite 250

Denver, Colorado 80202

www.palantir.com

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue	$289,366	$190,541	$770,582	$513,197
Cost of revenue(1)	149,340	65,073	282,044	166,471

Gross profit	140,026	125,468	488,538	346,726
Operating expenses:
Sales and marketing(1)	334,911	119,666	536,082	337,255
Research and development(1)	313,915	75,880	466,530	229,728
General and administrative(1)	338,977	74,062	503,033	208,736

Total operating expenses	987,803	269,608	1,505,645	775,719

Loss from operations	(847,777)	(144,140)	(1,017,107)	(428,993)
Interest income	494	3,390	4,312	12,953
Interest expense	(2,085)	(173)	(12,325)	(395)
Change in fair value of warrants	(9,201)	784	811	2,743
Other income (expense), net	(3,293)	2,305	1,218	1,858

Loss before provision for income taxes	(861,862)	(137,834)	(1,023,091)	(411,834)
Provision (benefit) for income taxes	(8,543)	2,026	(5,043)	8,485

Net loss	$(853,319)	$(139,860)	$(1,018,048)	$(420,319)

Net loss per share attributable to common stockholders, basic	$(0.94)	$(0.24)	$(1.43)	$(0.73)

Net loss per share attributable to common stockholders, diluted	$(0.94)	$(0.24)	$(1.43)	$(0.73)

Weighted-average shares of common stock outstanding used in computing net loss per share attributable to common stockholders, basic	905,462,010	580,104,846	713,879,104	574,342,061

Weighted-average shares of common stock outstanding used in computing net loss per share attributable to common stockholders, diluted	905,462,010	580,104,846	716,027,459	574,342,061

(1)	Includes stock-based compensation expense as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Cost of revenue	$94,385	$7,183	$120,285	$16,520
Sales and marketing	263,958	15,898	322,353	56,242
Research and development	256,769	15,031	309,698	49,137
General and administrative	231,847	13,651	276,578	42,751

Total stock-based compensation expense (i)	$846,959	$51,763	$1,028,914	$164,650

(i)

On September 30, 2020, in connection with the Direct Listing, we incurred $769.5 million and $8.4 million of stock-based compensation using the accelerated attribution method related to the satisfaction of the performance-based vesting condition for RSUs and growth units, respectively, that had satisfied the service-based vesting condition as of such date.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share amounts)

(unaudited)

	As of September 30,	As of December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$1,800,190	$1,079,154
Restricted cash	43,800	52,099
Accounts receivable	162,269	50,315
Prepaid expenses and other current assets	388,165	32,585

Total current assets	2,394,424	1,214,153
Property and equipment, net	29,369	31,589
Restricted cash, noncurrent	86,343	270,709
Other assets	93,576	77,574

Total assets	$2,603,712	$1,594,025

Liabilities, Redeemable Convertible and Convertible Preferred Stock, and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$22,221	$51,735
Accrued liabilities	466,999	126,620
Deferred revenue	172,066	186,105
Customer deposits	280,901	364,138

Total current liabilities	942,187	728,598
Deferred revenue, noncurrent	67,064	77,030
Customer deposits, noncurrent	102,231	167,538
Debt, noncurrent, net	197,753	396,065
Other noncurrent liabilities	42,724	78,205

Total liabilities	1,351,959	1,447,436

Commitments and Contingencies
Redeemable convertible preferred stock	—	33,569
Convertible preferred stock	—	2,093,662
Stockholders’ equity (deficit):
Common stock	1,727	588
Additional paid-in capital	6,065,869	1,857,331
Treasury stock	—	(38,895)
Accumulated other comprehensive income (loss)	1,168	(703)
Accumulated deficit	(4,817,011)	(3,798,963)
Total stockholders’ equity (deficit)	1,251,753	(1,980,642)

Total liabilities, redeemable convertible and convertible preferred stock, and stockholders’ equity (deficit)	$2,603,712	$1,594,025

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Nine Months Ended September 30,
	2020	2019
Operating activities
Net loss	$(1,018,048)	$(420,319)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	10,308	9,450
Stock-based compensation	1,028,914	164,650
Amortization of debt issuance costs	2,319	87
Change in fair value of warrants	(811)	(2,743)
Loss from equity method investments	1,439	—
Impairment of assets	674	—
Changes in operating assets and liabilities:
Accounts receivable	(112,723)	(96,142)
Prepaid expenses and other current assets	(16,434)	(8,045)
Other assets	(14,192)	(6,393)
Accounts payable	(29,372)	(21,133)
Accrued liabilities	33,634	12,105
Deferred revenue, current and noncurrent	(30,937)	(226,829)
Customer deposits, current and noncurrent	(140,162)	102,100
Other noncurrent liabilities	7,071	(6,836)

Net cash used in operating activities	(278,320)	(500,048)
Investing activities
Purchases of property and equipment	(7,475)	(10,947)
Purchase of equity method investment	(2,500)	—

Net cash used in investing activities	(9,975)	(10,947)

Financing activities

Proceeds from the issuance of common stock, net of issuance costs	942,529	100,000

Proceeds from issuance of debt, net of issuance costs	199,369	—

Principal payments on borrowings	(400,000)	—

Proceeds from the exercise of common stock options	79,473	9,337

Repurchase of common stock	(3,777)	(7,073)

Proceeds from the sale of redeemable convertible preferred stock	—	7,500

Redemption of redeemable convertible preferred stock	—	(168,000)
Other financing activities	(250)	(1,198)

Net cash provided by (used in) financing activities	817,344	(59,434)

Effect of foreign exchange on cash, cash equivalents, and restricted cash	(678)	(2,992)

Net increase (decrease) in cash, cash equivalents, and restricted cash	528,371	(573,421)
Cash, cash equivalents, and restricted cash - beginning of period	1,401,962	1,266,835

Cash, cash equivalents, and restricted cash - end of period	$1,930,333	$693,414

Non-GAAP Reconciliation

Income (Loss) from Operations, Excluding Stock-Based Compensation, Related Employer Payroll Taxes, and Non-Recurring Direct Listing Charges (1)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Loss from operations	$(847,777)	$(144,140)	$(1,017,107)	$(428,993)
Add: stock-based compensation	846,959	51,763	1,028,914	164,650
Add: employer payroll taxes related to stock-based compensation	20,172	—	20,172	—
Add: non-recurring direct listing charges	53,737	—	53,737	—

Income (loss) from operations, excluding stock- based compensation, related employer payroll taxes, and non-recurring direct listing charges	$73,091	$(92,377)	$85,716	$(264,343)

(1)	Related employer payroll taxes and non-recurring direct listing charges were immaterial and as such were not excluded in periods prior to Q3 2020.